Exhibit 99.2

Mr. William F. Hirt
Chairman of the Board
Erie Insurance Group
100 Erie Insurance Place
Erie, PA 16530

11 April 2006

Dear Bill,

It is with regret that I request you remove my name from the slate of nominees for election to the Board of Directors of the Erie Indemnity Company at the Annual Meeting of Shareholders this April 18, 2006 and to the Board of Directors of each other Erie Insurance Group company for which I am currently up for consideration. I have decided not to seek re-election.

I am very thankful for the opportunity to have been a Director for the Erie Insurance Group. You have a great Board that is extremely qualified to assist the company to meet the challenges of the future. I consider it an honor and a privilege to have been the Lead Director with such a fine group of professionals and I certainly appreciated the opportunity to work with you.

I wish you and the Board continued success in all future endeavors and of course I wish only the best for the Erie Insurance Group.

Sincerely,

/s/ Wilson C. Cooney

Wilson C. Cooney
Lead Director
Erie Insurance Group